Exhibit 3.3

ARTICLES OF AMENDMENT TO THE CHARTER

OF

FRANKLIN FINANCIAL NETWORK, INC.

(Control Number 0545877)

Pursuant to the provisions of Section 48-20-101 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following articles of amendment to its charter:

1.	Name. The name of the corporation is:

FRANKLIN FINANCIAL NETWORK, INC.

2.	The amendment adopted is that Articles 3 and 4 are replaced in their entirety with the following:

3. Registered Office and Agent. The corporation’s registered office is 722 Columbia Avenue, Franklin, Tennessee 37064, which is located in Williamson County, and its registered agent at that office is Richard E. Herrington.

4. Principal Office. The address of the principal office of the corporation shall be 722 Columbia Avenue, Franklin, Tennessee 37064.

3.	The Corporation is a for-profit corporation.

4.	The amendment was adopted by the Board of Directors on June 17, 2010.

5.	The amendment will become effective upon filing of this amendment with the Secretary of State.

Dated this 17th day of June, 2010.

FRANKLIN FINANCIAL NETWORK, INC.:

By:	/s/ Richard E. Herrington
Richard E. Herrington, President/CEO